Exhibit 23: Consent of Independent Registered Public Accounting Firm
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in Registration Statement No. 333-144181 on Form S-8 of Peoples Financial Corporation of our report dated June 20, 2008 with respect to our audits of the net assets available for benefits of Peoples Financial Corporation 401(k) Profit Sharing Plan as of December 31, 2007 and 2006 and the related statement of changes in net assets available for benefits for the year ended December 31, 2007, and the related supplemental schedule, Schedule H, Line 4 — Schedule of Assets (Held at End of Year) as of December 31, 2007, which is incorporated by reference in this Annual Report on Form 11-K of Peoples Financial Corporation 401(k) Profit Sharing Plan for the year ended December 31, 2007.

/S/ PORTER KEADLE MOORE, LLP
Atlanta, Georgia
June 20, 2008